Exhibit 2.2

Consolidated Financial Statements

(In U.S. dollars)

CONSTELLATION

SOFTWARE INC.

For the years ended December 31, 2013 and 2012

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

December 31, 2013

The accompanying consolidated financial statements of Constellation Software Inc. (“Constellation”) and its subsidiaries and all the information in Management’s Discussion and Analysis are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards (“IFRS”). The consolidated financial statements include certain amounts that are based on the best estimates and judgements of management and in their opinion present fairly, in all material respects, Constellation’s financial position, results of operations and cash flows, in accordance with IFRS. Management has prepared the financial information presented elsewhere in the Management’s Discussion and Analysis and has ensured that it is consistent with the consolidated financial statements, or has provided reconciliations where inconsistencies exist.

Management of Constellation has developed and maintains a system of internal controls, which is supported by the internal audit function. Management believes the internal controls provide reasonable assurance that material transactions are properly authorized and recorded, financial records are reliable and form a basis for the preparation of consolidated financial statements and that Constellation’s material assets are properly accounted for and safeguarded.

The Board of Directors carries out its responsibility for the consolidated financial statements principally through its Audit Committee. This committee meets with management and the Company’s independent auditors to review the Company’s reported financial performance and to discuss audit, internal controls, accounting policies, and financial reporting matters. The consolidated financial statements were reviewed by the Audit Committee and approved by the Board of Directors.

The consolidated financial statements have been audited by KPMG LLP, the external auditors, in accordance with Canadian generally accepted auditing standards on behalf of the shareholders. KPMG LLP has full and free access to the Audit Committee.

March 6, 2014

/s/ Mark Leonard	/s/ Jamal Baksh
President	Chief Financial Officer

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge St.
Suite 200
North York, ON M2P 2H3

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Constellation Software Inc.

We have audited the accompanying consolidated financial statements of Constellation Software Inc., which comprise the consolidated statements of financial position as at December 31, 2013 and December 31, 2012, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Constellation Software Inc. as at December 31, 2013 and December 31, 2012, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/ KPMG

Chartered Professional Accountants, Licensed Public Accountants

March 6, 2014

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.

KPMG Confidential

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Financial Position

(In thousands of U.S. dollars)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash	$77,967	$41,313
Equity security available-for-sale	780	470
Accounts receivable (note 19)	191,446	126,987
Work in progress	53,682	36,926
Inventories (note 6)	21,145	18,739
Other assets (note 7)	67,161	29,178

	412,181	253,613
Non-current assets:
Property and equipment (note 8)	36,017	21,300
Deferred income taxes (note 13)	71,673	104,307
Other assets (note 7)	36,171	31,104
Intangible assets (note 9)	981,662	402,355

	1,125,523	559,066

Total assets	$1,537,704	$812,679

Liabilities and Shareholders’ Equity
Current liabilities:
Bank indebtedness (note 10)	$477,170	$44,356
Accounts payable and accrued liabilities	260,585	147,559
Dividends payable (note 14)	21,031	20,945
Deferred revenue	306,213	227,584
Provisions (note 11)	11,887	6,396
Acquisition holdback payments	26,496	20,635
Income taxes payable	5,474	5,066

	1,108,856	472,541
Non-current liabilities:
Deferred income taxes (note 13)	112,780	29,283
Acquisition holdback payments	4,203	5,973
Other liabilities (note 7)	45,866	46,078

	162,849	81,334

Total liabilities	1,271,705	553,875

Shareholders’ equity (note 14):
Capital stock	99,283	99,283
Accumulated other comprehensive income	449	1,621
Retained earnings	166,267	157,900

	265,999	258,804
Subsequent events (notes 14, 16, 26)

Total liabilities and shareholders’ equity	$1,537,704	$812,679

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Income

(In thousands of U.S. dollars, except per share amounts)

	Year ended December 31
	2013	2012
Revenue (note 15)	$1,210,776	$891,226
Expenses
Staff	643,672	469,677
Hardware	73,475	61,446
Third party license, maintenance and professional services	102,377	61,469
Occupancy	29,309	21,023
Travel	44,724	35,967
Telecommunications	14,208	10,996
Supplies	22,023	15,308
Professional fees	17,633	15,031
Other, net	19,593	14,358
Depreciation	9,944	7,643
Amortization of intangible assets (note 9)	119,144	85,142

	1,096,102	798,060
Foreign exchange loss (gain)	(768)	822
Equity in net (income) loss of equity investees	(780)	839
Finance income (note 16)	(1,041)	(23,178)
Bargain purchase gain (note 4 (c))	(8,111)	—
Finance costs (note 16)	7,124	4,001

	(3,576)	(17,516)
Profit before income taxes	118,250	110,682
Current income tax expense (recovery)	22,528	23,626
Deferred income tax expense (recovery)	2,587	(5,576)

Income tax expense (recovery) (note 12)	25,115	18,050

Net income	93,135	92,632

Earnings per share
Basic and diluted (note 17)	$4.39	$4.37

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Comprehensive Income

(In thousands of U.S. dollars, except per share amounts)

	Year ended December 31,
	2013	2012
Net income	$93,135	$92,632
Items that are or may be reclassified subsequently to profit or loss:
Net change in fair value of available-for-sale financial asset during the year	310	13,968
Net unrealized foreign exchange gain (loss) on available-for-sale financial asset during the year	—	45
Amounts reclassified to profit during the year related to realized gains on available-for-sale financial asset	—	(21,735)
Foreign currency translation differences from foreign operations	(1,535)	1,164
Current income tax recovery (expense)	53	104
Deferred income tax recovery (expense)	—	1,114

Other comprehensive (loss) income for the year, net of income tax	(1,172)	(5,340)

Total comprehensive income for the year	$91,963	$87,292

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Changes in Equity

(In thousands of U.S. dollars)

Year ended December 31, 2013
	Capital	Accumulated other		Total accumulated other	Retained	Total
	stock	comprehensive		comprehensive	earnings
		income/(loss)		income/(loss)
		Cumulative	Amounts
		translation	related to
		account	gains/losses
			on available-
			for-sale
			financial
			assets
Balance at January 1, 2013	$99,283	$1,450	$171	$1,621	$157,900	$258,804
Total comprehensive income for the year
Net income	—	—	—	—	93,135	93,135
Other comprehensive income (loss)
Net change in fair value of available-for-sale financial asset during the year	—	—	310	310	—	310
Net unrealized foreign exchange adjustment gain (loss) on available-for-sale financial asset during the year	—	—	—	—	—	—
Amounts reclassified to profit during the year related to realized gains on available-for-sale investment	—	—	—	—	—	—
Foreign currency translation differences from foreign operations	—	(1,535)	—	(1,535)	—	(1,535)
Current tax recovery (expense)	—	53	—	53	—	53
Deferred tax recovery (expense)	—	—	—	—	—	—

Total other comprehensive income (loss) for the year	—	(1,482)	310	(1,172)	—	(1,172)

Total comprehensive income (loss) for the year	—	(1,482)	310	(1,172)	93,135	91,963

Transactions with owners, recorded directly in equity
Dividends to shareholders of the Company (note 14)	—	—	—	—	(84,768)	(84,768)

Balance at December 31, 2013	$99,283	$(32)	$481	$449	$166,267	$265,999

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Changes in Equity

(In thousands of U.S. dollars)

Year ended December 31, 2012
	Capital	Accumulated other		Total accumulated other	Retained	Total
	stock	comprehensive		comprehensive	earnings
		income/(loss)		income/(loss)
		Cumulative	Amounts
		translation	related to
		account	gains/losses
			on available-
			for-sale
			financial
			assets
Balance at January 1, 2012	$99,283	$182	$6,779	$6,961	$150,036	$256,280
Total comprehensive income for the year
Net income	—	—	—	—	92,632	92,632
Other comprehensive income (loss)
Net change in fair value of available-for-sale financial assets during the year	—	—	13,968	13,968	—	13,968
Net unrealized foreign exchange adjustment gain (loss) on available-for-sale financial assets during the year	—	—	45	45	—	45
Amounts reclassified to profit during the year related to realized gains on available-for-sale financial assets	—	—	(21,735)	(21,735)	—	(21,735)
Foreign currency translation differences from foreign operations	—	1,164	—	1,164	—	1,164
Current tax recovery (expense)	—	104	—	104	—	104
Deferred tax recovery (expense)	—	—	1,114	1,114	—	1,114

Total other comprehensive income for the year	—	1,268	(6,608)	(5,340)	—	(5,340)

Total comprehensive income for the year	—	1,268	(6,608)	(5,340)	92,632	87,292

Transactions with owners, recorded directly in equity
Dividends to shareholders of the Company (note 14)	—	—	—	—	(84,768)	(84,768)

Balance at December 31, 2012	$99,283	$1,450	$171	$1,621	$157,900	$258,804

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

	Year ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$93,135	$92,632
Adjustments for:
Depreciation	9,944	7,643
Amortization of intangible assets	119,144	85,142
Equity in net (income) loss of equity investees	(780)	839
Finance income	(1,041)	(23,178)
Finance costs	7,124	4,001
Bargain purchase gain	(8,111)	—
Income tax expense	25,115	18,050
Foreign exchange loss (gain)	(768)	822
Change in non-cash operating working capital exclusive of effects of business combinations (note 24)	519	(17,390)
Income taxes paid	(23,988)	(23,770)

Net cash flows from operating activities	220,293	144,791
Cash flows from (used in) financing activities:
Interest paid	(3,428)	(1,761)
Increase (decrease) in other non current liabilities	—	(973)
Increase (decrease) in bank indebtedness, net	432,645	41,052
Credit facility transaction costs	(343)	(2,077)
Dividends paid	(84,768)	(63,576)

Net cash flows from (used in) in financing activities	344,106	(27,335)
Cash flows from (used in) investing activities:
Acquisition of businesses, net of cash acquired (note 4)	(501,095)	(121,154)
Post-acquisition settlement payments, net of receipts	(21,771)	(17,445)
Purchases of available-for-sale financial assets	—	(211)
Proceeds from sale of available-for-sale equity securities	—	34,977
Proceeds from sale of intangible assets	—	101
Interest and dividends received	348	5
Proceeds from sale of assets	5,690	—
Property and equipment purchased	(11,100)	(6,100)

Net cash flows used in investing activities	(527,928)	(109,827)
Effect of foreign currency on cash and cash equivalents	183	192

Increase (decrease) in cash and cash equivalents	36,654	7,821
Cash, beginning of year	41,313	33,492

Cash, end of year	$77,967	$41,313

See accompanying notes to the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Notes to the consolidated financial statements

1.	Reporting entity
2.	Basis of presentation
3.	Significant accounting policies
4.	Business acquisitions
5.	Equity security available-for-sale
6.	Inventories
7.	Other assets and liabilities
8.	Property and equipment
9.	Intangible assets and goodwill
10.	Bank indebtedness
11.	Provisions
12.	Income taxes
13.	Deferred tax assets and liabilities
14.	Capital and other components of equity
15.	Revenue
16.	Finance income and finance costs
17.	Earnings per share
18.	Capital risk management
19.	Financial risk management and financial instruments
20.	Operating leases
21.	Operating segments
22.	Contingencies
23.	Guarantees
24.	Changes in non-cash operating working capital
25.	Related parties
26.	Subsequent events

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

1. Reporting entity

Constellation Software Inc. (“Constellation”) is a company domiciled in Canada. The address of Constellation’s registered office is 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada. The consolidated financial statements of Constellation as at and for the fiscal years ended December 31, 2013 and December 31, 2012 comprise Constellation and its subsidiaries (together referred to as the “Company”) and the Company’s interest in associates. The Company is engaged principally in the development, installation and customization of software relating to the markets listed below, and in the provision of related professional services and support.

Public Sector:

Public transit operators	Asset management	Municipal systems
Para transit operators	Fleet and facility management	School administration
School transportation	District attorney	Public safety
Non-emergency medical	Taxi dispatch	Healthcare
Ride share	Benefits administration	Public housing authorities
Local government	Insurance	Housing finance agencies
Agri-business	Collections management	Municipal treasury & debt systems
Rental	Electric utilities	Real estate brokers and agents
Marine asset management	Water utilities	Court
School and special library information systems

Private Sector:

Private clubs & daily fee golf	Lease management	Window manufacturers
courses
Construction	Winery management	Cabinet manufacturers
Food services	Buy here pay here dealers	Made-to-order manufacturers
Health clubs	RV and marine dealers	Window and other dealers
Moving and storage	Pulp & paper manufacturers	Multi-carrier shipping
Metal service centers	Real estate brokers and agents	Supply chain optimization
Attractions	Outdoor equipment dealers	Multi-channel distribution
Leisure centers	Pharmaceutical and biotech	Wholesale distribution
manufacturers
Education	Healthcare electronic medical	Third party logistics warehouse
	records	management systems
Radiology & laboratory information	Homebuilders	Retail management and
systems		distribution
Product licensing	Event management	Association management
Tire distribution	Salons and spas

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

2. Basis of presentation

(a) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs), issued and outstanding as of March 6, 2014, the date the Board of Directors approved such financial statements.

(b) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for available-for-sale financial assets, certain assets and liabilities initially recognized in connection with business combinations, and derivative financial instruments, which are measured at fair value.

(c) Functional and presentation of currency

The consolidated financial statements are presented in U.S. dollars, which is Constellation’s functional currency.

(d) Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates are based on historical experience and other assumptions that are considered reasonable in the circumstances. The actual amount or values may vary in certain instances from the assumptions and estimates made. Changes will be recorded, with corresponding effect in profit or loss, when, and if, better information is obtained.

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 3(l) – Revenue recognition

Note 3(a)(i) - Business combinations

Note 3(n) - Income taxes

Note 3(j) - Impairment

Note 3(d) - Intangible assets

Note 22 – Contingencies

Critical judgements that management has made in the process of applying accounting policies disclosed herein and that have a significant effect on the amounts recognized in the consolidated financial statements relates to the (i) determination of functional currencies for Constellation’s subsidiaries and, most notably, in respect of businesses acquired during the period; (ii) assessment as to whether certain customer contract obligations and deliverables related to multiple-element arrangements have stand-alone value to the customer; (iii) recognition of deferred tax assets; and (iv) recognition of provisions.

•

Functional currency - management applies judgement in situations where primary and secondary indicators are mixed. Primary indicators such as the currency that mainly influence sales prices are given priority before considering secondary indicators.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

•

Revenue recognition and separation of customer contract obligations and deliverables – management applies judgement when assessing whether certain deliverables in a customer arrangement should be included or excluded from the unit of account to which contract accounting is applied. The judgement is typically related to the sale and inclusion of third party hardware and licenses in a customer arrangement and involves an assessment that principally addresses whether the deliverable has stand-alone value to the customer that is not dependent upon other components of the arrangement.

•

The presentation of revenue and related costs on a gross or net basis – management assess whether the Company is the primary obligor in the arrangement involving third party services, license and/or maintenance, which is generally consistent with the Company retaining fulfillment, inventory, and credit risks, among others.

•

Deferred tax assets - The recognition of deferred tax assets is based on forecasts of future taxable profit. The measurement of future taxable profit for the purposes of determining whether or not to recognize deferred tax assets depends on many factors, including the Company’s ability to generate such profits and the implementation of effective tax planning strategies. The occurrence or non-occurrence of such events in the future may lead to significant changes in the measurement of deferred tax assets.

•

Provisions - In recognizing provisions, the Company evaluates the extent to which it is probable that it has incurred a legal or constructive obligation in respect of past events and the probability that there will be an outflow of benefits as a result. The judgements used to recognize provisions are based on currently known factors which may vary over time, resulting in changes in the measurement of recorded amounts as compared to initial estimates.

3. Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements unless otherwise indicated.

The significant accounting policies have been applied consistently by the Company‘s subsidiaries.

(a) Basis of consolidation

(i) Business combinations

Acquisitions have been accounted for using the acquisition method required by IFRS 3. Goodwill arising on acquisition is measured as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, if any, less the net recognized amount of the estimated fair value of identifiable assets acquired and liabilities assumed (subject to certain exemptions to fair value measurement principles such as deferred tax assets or liabilities), all measured as of the acquisition date. When the excess of the consideration transferred less the assets and liabilities acquired is negative, a bargain purchase gain is recognized immediately in profit or loss. Transaction costs that the Company incurs in connection with a business combination are expensed as incurred.

The Company uses its best estimates and assumptions to accurately value assets and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with a corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to profit or loss. For a given acquisition, the Company may identify certain pre-acquisition contingencies as of the acquisition date and may extend its review and evaluation of these pre-acquisition contingencies throughout the measurement period in order to obtain sufficient information to assess these contingencies as part of acquisition accounting, as applicable.

(ii) Consolidation methods

Entities over which the Company has control are fully consolidated from the date that control commences until the date that control ceases. Entities over which the Company has significant influence (investments in “associates”) are accounted for under the equity method. Significant influence is assumed when the Company’s interests are 20% or more, unless qualitative factors overcome this assumption.

Associates are those entities in which the Company has significant influence, but not control, over the financial and operating policies. Investments in associates are recognized initially at cost, inclusive of transaction costs. The Company’s investment includes goodwill identified on acquisition, net of any accumulated impairment losses. The consolidated financial statements include the Company’s share of the income and expenses and equity movement of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases.

(iii) Transactions eliminated on consolidation

Intra-company balances and transactions, and any unrealized income and expenses arising from intra-company transactions, are eliminated in preparing the consolidated financial statements.

(b) Foreign currency translation

(i) Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of subsidiaries of the Company at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are re-measured to the functional currency at the exchange rate at that date. Foreign currency differences arising on re-measurement are recognized through profit or loss, except for differences arising on the retranslation of available-for-sale equity instruments, which are recognized in other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Foreign currency gains and losses are reported in profit and loss on a net basis. The effect of currency translation adjustments on cash and cash equivalents is presented separately in the statements of cash flows and separated from investing and financing activities when deemed significant.

(ii) Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to U.S. dollars at exchange rates at the reporting date. The income and expenses of foreign operations are translated to U.S. dollars using average exchange rates for the month during which the transactions occurred. Foreign currency differences are recognized in other comprehensive income in the cumulative translation account.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Foreign currency differences are recognized and presented in other comprehensive income and in the foreign currency translation adjustment in equity. However, if the operation is a non-wholly owned subsidiary, then the relevant proportionate share of the translation difference is allocated to the non-controlling interest when applicable.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which its substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the cumulative amount of foreign currency translation differences. If, and when, settlement plans change or deemed likely to occur, then the accounting process in (b)(i) above is applied. When a foreign operation payable or receivable classified as a net investment is partially or fully disposed, the proportionate share of the cumulative amount in the translation reserve related to that foreign operation is transferred to profit or loss as part of the profit or loss on disposal. The Company has elected not to treat repayments of monetary items receivable or payable to a foreign operation as a disposition.

(c) Financial Instruments

The Company’s financial instruments comprise cash, equity securities, accounts receivables, derivatives in the form of foreign exchange forward contracts, bank indebtedness, accounts payable and accrued liabilities, and holdback liabilities on acquisitions.

Financial assets are recognized in the consolidated statement of financial position if we have a contractual right to receive cash or other financial assets from another entity. Financial assets, including accounts receivable, are derecognized when the rights to receive cash flows from the investments have expired or were transferred to another party and the Company has transferred substantially all risks and rewards of ownership.

All financial liabilities are recognized initially on the date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

(i) Non-derivative financial assets

Non-derivative financial assets are classified in the following categories at the time of initial recognition based on the purpose for which the financial assets were acquired:

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale and that are not classified within loans and receivables or financial assets at fair value through profit or loss. The Company’s investments in equity securities are classified as available-for-sale financial assets. Subsequent to initial recognition, they are measured at fair value and changes therein, other than impairment losses which are recognized in profit or loss, are recognized in other comprehensive income and presented within shareholders’ equity in the fair value reserve. When an investment is disposed of and derecognized, the cumulative gain or loss in other comprehensive income is transferred to profit or loss for the period.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

The fair value of the available-for-sale financial assets is determined by reference to their quoted closing bid price at the reporting date.

Loans and receivables

Loans and receivables, which comprise trade receivables, are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are recognized initially at fair value inclusive of any directly attributable transaction costs and subsequently carried at amortized cost using the effective interest method, less any impairment losses. They are included in current assets, except for those with maturities greater than 12 months after the balance sheet date, which are classified as non-current assets.

(ii) Non-derivative financial liabilities

Financial liabilities include bank indebtedness, accounts payable and accrued liabilities, provisions, dividends payable, and holdbacks on acquisitions. Financial liabilities are recognized initially at fair value, typically being transaction price, plus any directly attributable transaction costs and subsequently measured at amortized cost using the effective interest method. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled, or expire.

(iii) Capital Stock

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of tax.

(iv) Derivatives

Derivatives are recognized initially at fair value; applicable transaction costs are recognized in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are recognized immediately in profit or loss.

(d) Intangible assets

(i) Goodwill

Goodwill that arises upon the acquisition of subsidiaries is included in intangible assets. For measurement of goodwill at initial recognition, including the recognition of bargain purchase gains, refer to note 4. After initial recognition, goodwill is measured at cost less any accumulated impairment losses, with the carrying value being reviewed for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may be impaired. In respect of equity accounted investees, the carrying amount of goodwill is included in the carrying amount of the investment, and an impairment loss on such an investment is not allocated to any asset, including goodwill, that forms part of the carrying amount of the equity accounted investee. No such losses have been recognized during the year.

The impairment test methodology is based on a comparison between the higher of fair value less costs to sell and value-in-use of each of the Company’s business units (considered as the grouping of cash generating units (“CGU”) at which level the impairment test is performed) and the net asset carrying values (including goodwill) of the Company’s business units. Within the Company’s reporting structure, business units generally reflect one level below the seven operating segments (Volaris, Harris, Emphasys, Total Specific Solutions, Jonas, Homebuilder, and Friedman Operating Groups). In determining the recoverable amount, the Company applies an

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

estimated market valuation multiple to the business unit’s most recent annual recurring revenues, which are derived from combined software/support contracts, transaction revenues, and hosted products. Valuation multiples applied by management for this purpose reflect current market conditions specific to the business unit and are assessed for reasonability by comparison to the Company’s current and past acquisition experience involving ranges of revenue-based multiples required to acquire representative software companies. In addition, in certain instances, the recoverable amount is determined using a value-in-use approach which follows the same valuation process that is undertaken for the Company’s business acquisitions. An impairment is recognized if the carrying amount of a CGU exceeds its estimated recoverable amount.

(ii) Acquired intangible assets

The Company uses the income approach to value acquired technology and customer relationship intangible assets. The income approach is a valuation technique that calculates the estimated fair value of an intangible asset based on the estimated future cash flows that the asset can be expected to generate over its remaining useful life.

The Company utilizes the discounted cash flow (“DCF”) methodology which is a form of the income approach that begins with a forecast of the annual cash flows that a market participant would expect the subject intangible asset to generate over a discrete projection period. The forecasted cash flows for each of the years in the discrete projection period are then converted to their present value equivalent using a rate of return appropriate for the risk of achieving the intangible assets’ projected cash flows, again, from a market participant perspective. The present value of the forecasted cash flows are then added to the present value of the residual value of the intangible asset (if any) at the end of the discrete projection period to arrive at a conclusion with respect to the estimated fair value of the subject intangible assets.

Specifically, the Company relies on the relief-from-royalty method to value the acquired technology and the multiple-period excess earnings (“MEEM”) method to value customer relationship assets.

The underlying premise of the relief-from-royalty method is that the fair value of the technology is equal to the costs savings (or the “royalty avoided”) resulting from the ownership of the asset by the avoidance of paying royalties to license the use of the technology from another owner. Accordingly the income forecast reflects an estimate of a fair royalty that a licensee would pay, on a percentage of revenue basis, to obtain a license to utilize the technology.

The MEEM method isolates the cash flows attributable to the subject asset by utilizing a forecast of expected cash flows less the returns attributable to other enabling assets, both tangible and intangible.

Other intangible assets that are acquired by the Company and have finite useful lives are measured at cost, being reflective of fair value, less accumulated amortization and impairment losses. Subsequent expenditures are capitalized only when it increases the future economic benefits that form part of the specific asset to which it relates and other criteria have been met. Otherwise all other expenditures are recognized in profit or loss as incurred.

Amortization is recognized in profit or loss on a straight-line basis over the estimated useful lives of intangible assets, other than goodwill, from the date that they are acquired and available for use, since this most closely reflects the expected usage and pattern of consumption of the future economic benefits embodied in the asset. To determine the useful life of the technology assets, the Company considers the length of time over which it expects to earn or recover the majority of the present value of the related intangible assets. The estimated useful lives for the current and comparative periods are as follows:

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Technology assets	2 to 12 years
Customer assets	5 to 12 years
Trademarks	20 years
Backlog	Up to 1 year
Non-compete agreements	Life of agreement

Amortization methods, useful lives and the residual values are reviewed at least annually and are adjusted as appropriate.

(iii) Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss as an expense as incurred.

Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized only if the product or process is technically and commercially feasible, if development costs can be measured reliably, if future economic benefits are probable, if the Company intends to use or sell the asset and the Company intends and has sufficient resources to complete development. To date, no material development expenditures have been capitalized.

For the year ended December 31, 2013, $177,021 (2012 – $123,622) of research and development costs have been expensed in profit or loss. These costs are net of estimated investment tax credits, recognized as part of other, net expenses through profit or loss of $7,998 for the year ended December 31, 2013 (2012 – $5,199).

(e) Property and equipment

(i) Recognition and measurement

Items of property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes initial and subsequent expenditures that are directly attributable to the acquisition of the related asset. When component parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment, where applicable.

(ii) Depreciation

Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property and equipment.

The estimated useful lives for the current and comparative periods are as follows:

Asset	Rate
Computer hardware	3-5 years
Computer software	1 year
Furniture and equipment	5 years
Leasehold improvements	Shorter of the estimated useful life and the term of the lease
Building	50 years

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Depreciation methods, useful lives and residual values are reviewed at each financial year end or more frequently as deemed relevant, and adjusted where appropriate.

(f) Inventories

Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in first-out principle, and includes expenditures incurred in acquiring the inventories, production and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost includes an appropriate share of production overheads based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

(g) Work in progress

Work in progress represents the gross unbilled amount expected to be collected from customers for contract work performed to date. It is measured at cost plus profit recognized to date (see note 3(l)) less progress billings and recognized losses, if any.

Work in progress is presented in the statement of financial position for all contracts in which costs incurred plus recognized profits exceed progress billings. If progress billings exceed costs incurred plus recognized profits, then the excess is presented as deferred revenue in the statement of financial position.

(h) Acquired contract assets and liabilities

Customer contracts acquired in a business combination are assigned a fair value at the date of acquisition based on the remaining amounts to be billed under the contract, reduced by the estimated costs to complete the contract and an allowance for normal profit related to the activities that will be performed after the acquisition. The resulting amount is recorded as an asset when billings are in excess of estimated costs plus the allowance for normal profit on uncompleted contracts as of the acquisition date. Conversely, the resulting amount is recorded as a liability when estimated costs plus the allowance for normal profit are in excess of billings on uncompleted contracts.

Each period subsequent to the acquisition date of an applicable business and the related customer contracts, the asset (liability) is reduced (increased) by actual billings and increased (decreased) by revenue recognized in profit or loss.

(i) Other non-current liabilities

Other non-current liabilities consists of the non-current portion of lease incentives, non-compete obligations, deferred revenue, provisions and contingent consideration recognized in connection with business acquisitions to be settled in cash, which are discounted for measurement purposes.

(j) Impairment

(i) Financial assets (including receivables)

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

Objective evidence that financial assets are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, or indications that a debtor or issuer will enter bankruptcy.

The Company considers evidence of impairment for receivables at both a specific and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired, together with receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance account against receivables. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

Impairment losses on available-for-sale equity securities are recognized by transferring the cumulative loss that has been recognized in other comprehensive income, and presented in unrealized gains/losses on available-for-sale financial assets in equity, to profit or loss. The cumulative loss that is removed from other comprehensive income and recognized through profit or loss is the difference between the acquisition cost, and the current fair value, less any impairment loss previously recognized through profit or loss. Any subsequent recovery in the fair value of an impaired available-for-sale equity security is recognized in other comprehensive income. If, in a subsequent period, the fair value of an impaired available-for-sale debt security increases and the increase can be related objectively to an event occurring after the impairment loss was recognized in profit or loss, then the impairment loss is reversed, with the amount of the reversal recognized in profit or loss.

(ii) Non-financial assets

The carrying amounts of the Company’s non-financial assets, other than inventories (note 3(f)) and deferred tax assets (note 3(n)), are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, the recoverable amount is estimated annually on December 31 of each fiscal year.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing the value in use, the Company uses discounted cash flows which are determined using a pre-tax discount rate specific to the asset or CGU. The discount rate used reflects current market conditions including risks specific to the assets. Significant estimates within the cash flows include recurring revenue growth rates and operating expenses. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets, which for the Company’s purposes is typically representative of the business unit level within the corporate and management structure. For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU (group of units) on a pro rata basis.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Goodwill that forms part of the carrying amount of an investment in an associate is not recognized separately and, therefore, is not tested for impairment separately. Instead, the entire amount of the investment in an associate is tested for impairment as a single asset when there is objective evidence that the investment in an associate may be impaired.

An impairment loss in respect of goodwill is not reversed. In respect of other non-financial assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been previously recognized.

(k) Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are measured at the estimated future cash flows required to settle the present obligation, based on the most reliable evidence available at the reporting date. The estimated cash flows are discounted at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The amortization of the discount is recognized as part of finance costs.

(l) Revenue recognition

Revenue represents the fair value of consideration received or receivable from customers for goods and services provided by the Company, net of discounts and sales taxes. The Company reports revenue under four revenue categories being, License, Hardware and other, Professional Services, and Maintenance and other recurring revenue.

Typically, the Company’s software license agreements are multiple-element arrangements as they may also include maintenance, professional services, and hardware. Multiple-element arrangements are recognized as the revenue for each unit of accounting is earned based on the relative fair value of each unit of accounting as determined by an internal analysis of prices or by using the residual method. A delivered element is considered a separate unit of accounting if it has value to the customer on a standalone basis, and delivery or performance of the undelivered elements is considered probable and substantially under the Company’s control. If these criteria are not met, revenue for the arrangement as a whole is accounted for as a single unit of accounting. Where company-specific objective evidence of fair value cannot be determined for undelivered elements, the Company determines fair value of the respective element by estimating its stand-alone selling price, which is also applied for the presentation as part of the revenue categories noted above when certain of those elements are deemed to be a single unit of accounting.

The Company typically sells or licenses software on a perpetual basis, but also licenses software for a specified period. Revenue from short-term time-based licenses, which usually include support services during the license period, is recognized rateably over the license term. Revenue from multi-year time based licenses that include support services, whether separately priced or not, is recognized rateably over the license term unless a substantive support service renewal rate exists; if this is the case, the amount allocated to the delivered software is recognized as software revenue based on the residual approach once the revenue criteria have been met. In those instances where the customer is required to renew mandatory support and maintenance in order to maintain use of the licensed software over the license term, the Company recognizes the consideration attributable to the license and support for the initial term of the arrangement attributable to the license and support

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

over the initial one-year term and recognizes revenue for the support renewal fees in subsequent years over the respective renewal periods.

Revenue from the license of software involving significant implementation or customization essential to the functionality of the Company’s product, or from the sales of hardware where software is essential to its functionality, is recognized under the percentage-of-completion method of contract accounting based either on the achievement of contractually defined milestones or based on labour hours. Any probable losses are recognized immediately in profit or loss. In certain situations where the outcome of an arrangement cannot be estimated reliably, costs associated with the arrangement are recognized as incurred. In this situation, revenues are recognized only to the extent of the costs incurred that are probable of recovery.

A portion of the Company’s sales, categorized as hardware and other revenue, are accounted for as product revenue. Product revenue is recognized when the Company has an executed agreement, the product has been delivered and costs can be measured reliably, the amount of the fee to be paid by the customer is fixed and determinable, and the collection of the related receivable is deemed probable from the outset of the arrangement. If for any of the product or service offerings, the Company determines at the outset of an arrangement that the amount of revenue cannot be measured reliably, and the Company concludes that the inflow of economic benefits associated with the transaction is not probable, then the revenue is deferred until the arrangement fee becomes due and payable by the customer. If, at the outset of an arrangement, the Company determines that collectability is not probable, and the Company concludes that the inflow of economic benefits associated with the transaction is not probable, then revenue recognition is deferred until the earlier of when collectability becomes probable or payment is received. If collectability becomes unlikely before all revenue from an arrangement is recognized, the Company recognizes revenue only to the extent of the fees that are successfully collected unless collectability becomes reasonably assured again. If a customer is specifically identified as a collection risk, the Company does not recognize revenue except to the extent of the fees that have already been collected.

Revenue related to the customer reimbursement of travel related expenses incurred during a project implementation is included in the hardware and other revenue category. Revenue is recognized as costs are incurred which is consistent with the period in which the costs are invoiced. Reimbursable travel expenses incurred for which an invoice has not been issued, are recorded as part of work in progress on the statement of financial position.

Maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post-delivery and also includes, to a lesser extent, recurring fees derived from combined software/support contracts, transaction revenues, managed services, and hosted products. The company-specific fair value of maintenance is typically derived from rates charged to renew these services after an initial period. Maintenance revenue remaining to be recognized in profit or loss is recognized as deferred revenue in the consolidated statements of financial position when amounts have been billed in advance and the term of the service period has commenced.

Professional Services revenue including implementation, training and customization of software is recognized by the stage of completion of the arrangement determined using the percentage of completion method noted above or as such services are performed as appropriate in the circumstances. The revenue and profit of fixed price contracts is recognized on a percentage of completion basis when the outcome of a contract can be estimated reliably. When the outcome of the contract cannot be estimated reliably, the amount of revenue recognized is limited to the cost incurred in the period. Losses on contracts are recognized as soon as a loss is foreseen by reference to the estimated costs of completion.

Management exercises judgement in determining whether a contract’s outcome can be estimated reliably. Management also applies estimates in the calculation of future contract costs and related profitability as it relates to labour hours and other considerations, which are used in determining the value of amounts recoverable on

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

contracts and timing of revenue recognition. Estimates are continually and routinely revised based on changes in the facts relating to each contract. Judgement is also needed in assessing the ability to collect the corresponding receivables.

The timing of revenue recognition often differs from contract payment schedules, resulting in revenue that has been earned but not billed. These amounts are included in work in progress. Amounts billed in accordance with customer contracts, but not yet earned, are recorded and presented as part of deferred revenue.

(m) Finance income and finance costs

Finance income comprises interest income, gains on the disposal of available-for-sale financial assets, dividend income, and changes in the fair value of financial assets at fair value through profit or loss. Interest income is recognized as it accrues through profit or loss, using the effective interest method.

Finance costs comprise interest expense on borrowings, amortization of the discount on provisions, fair value losses on financial assets at fair value through profit or loss, and impairment losses recognized on financial assets other than trade receivables. Transaction costs attributable to the Company’s bank indebtedness are recognized in finance costs using the effective interest method.

(n) Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected taxes payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to taxes payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax is measured at tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits, difference in tax bases in the purchaser’s tax jurisdiction and its cost as reported in the consolidated financial statements as a result of an intra-group transfer of assets and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

(o) Investment tax credits

The Company is entitled to both non-refundable and refundable investment tax credits for qualifying research and development activities. Investment tax credits are accounted for as a reduction of the related expenditure for items of a period expense nature or as a reduction of property and equipment for items of a capital nature when the amount is reliably estimable and the Company has reasonable assurance regarding compliance with the relevant objective conditions and that the credit will be realized.

(p) Segment reporting

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Company’s other components. The operating results of all operating segments are reviewed regularly by the Company’s President and Chairman of the Board of Directors to make decisions about resources to be allocated to the segment and assessing their performance.

The Company has seven operating segments, referred to as Operating Groups by the Company, being Volaris, Harris, Emphasys, Total Specific Solutions, Jonas, Homebuilder, and Friedman. The operating segments are aggregated by applying the aggregation criteria in IFRS 8, Operating Segments, into two reportable segments Public (Volaris, Harris, Emphasys, Total Specific Solutions Operating Groups) and Private (Jonas, Homebuilder, Friedman Operating Groups).

Segment operating results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly interest-bearing borrowings and related expenses, and corporate assets and expenses and are included as part of the other segment when reconciling to the Company’s consolidated totals.

Segment capital expenditures are the total cost incurred during the period to acquire segment assets, being property and equipment and intangibles that are expected to be used for more than one year.

Corporate head office operating expenses, which exclude the unallocated items noted above, are allocated on a consistent basis to the Company’s operating segments based on the operating segment’s percentage of total consolidated revenue for the allocation period.

(q) Earnings per share

The Company presents basic and diluted earnings per share data for its ordinary shares, being common shares. Basic earnings per share is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for treasury shares held. Diluted earnings per share is determined by adjusting the profit or loss attributable to shareholders of ordinary shares and the weighted average number of shares outstanding, adjusted for the effects of all dilutive potential ordinary shares.

(r) Short-term employee benefits

Short-term employee benefit obligations, including wages, benefits, incentive compensation, and compensated absences are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid and settled under the Company’s employee incentive

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

compensation plan if the Company has legal or constructive obligation to pay this amount at the time bonuses are paid as a result of past service provided by the employee, and the obligation can be estimated reliably.

(s) Lease payments

Payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expense over the term of the lease.

(t) New standards and interpretations adopted

IFRS 10 Consolidated Financial Statements

IFRS 10 replaces the guidance in IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation – Special Purpose Entities. IAS 27 (2008) survives as IAS 27 (2011) Separate Financial Statements, only to carry forward the existing accounting requirements for separate financial statements.

IFRS 10 provides a single model to be applied in the control analysis for all investees, including entities that currently are SPEs in the scope of SIC-12. In addition, the consolidation procedures are carried forward substantially unmodified from IAS 27 (2008).

The Company adopted IFRS 10 for the annual period beginning on January 1, 2013. IFRS 10 did not have a material impact on the consolidated financial statements.

IFRS 11 Joint Arrangements

Under IFRS 11, joint arrangements are classified as either joint operations or joint ventures. IFRS 11 essentially carves out of previous jointly controlled entities, those arrangements which although structured through a separate vehicle, such separation is ineffective and the parties to the arrangement have rights to the assets and obligations for the liabilities and are accounted for as joint operations in a fashion consistent with jointly controlled assets/operations under IAS 31. In addition, under IFRS 11 joint ventures are stripped of the free choice of equity accounting or proportionate consolidation; these entities must now use the equity method.

The Company adopted IFRS 11 for the annual period beginning on January 1, 2013. IFRS 11 did not have a material impact on the consolidated financial statements.

IFRS 12 Disclosure of Interests in Other Entities

IFRS 12 contains the disclosure requirements for entities that have interests in subsidiaries, joint arrangements (i.e. joint operations or joint ventures), associates and/or unconsolidated structured entities. Interests are widely defined as contractual and non-contractual involvement that exposes an entity to variability of returns from the performance of the other entity. The required disclosures aim to provide information in order to enable users to evaluate the nature of, and the risks associated with, an entity’s interest in other entities, and the effects of those interests on the entity’s financial position, financial performance and cash flows.

The Company adopted IFRS 12 for the annual period beginning on January 1, 2013. The amendments did not have a material impact on the consolidated financial statements.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

IFRS 13 Fair Value Measurement

IFRS 13 replaces the fair value measurement guidance contained in individual IFRSs with a single source of fair value measurement guidance. It defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, i.e. an exit price. The standard also establishes a framework for measuring fair value and sets out disclosure requirements for fair value measurements to provide information that enables financial statement users to assess the methods and inputs used to develop fair value measurements and, for recurring fair value measurements that use significant unobservable inputs (Level 3), the effect of the measurements on profit or loss or other.

The Company adopted IFRS 13 prospectively in its interim and annual financial statements beginning on January 1, 2013. IFRS 13 did not have a material impact on the annual consolidated financial statements.

Amendments to IAS 28 Investments in Associates and Joint Ventures

IAS 28 (2011) carries forward the requirements of IAS 28 (2008), with the following limited amendments:

Associates and joint ventures held for sale. IFRS 5 Non-current Assets Held for Sale and Discontinued Operations applies to an investment, or a portion of an investment, in an associate or a joint venture that meets the criteria to be classified as held for sale. For any retained portion of the investment that has not been classified as held for sale, the equity method is applied until disposal of the portion held for sale. After disposal, any retained interest is accounted for using the equity method if the retained interest continues to be an associate or a joint venture.

The Company adopted the amendments in its financial statements for the annual period beginning on January 1, 2013. The amendments to IAS 28 did not have a material impact on the consolidated financial statements.

Amendments to IAS 1 Presentation of Financial Statements

The amendments require that an entity present separately the items of Other Comprehensive Income (OCI) that may be reclassified to profit or loss in the future from those that would never be reclassified to profit or loss. Consequently an entity that presents items of OCI before related tax effects will also have to allocate the aggregated tax amount between these categories.

The existing option to present the profit or loss and other comprehensive income in two statements has remained unchanged.

The Company adopted the amendments in its interim and annual financial statements for the annual period beginning on January 1, 2013. As the amendments only require changes in the presentation of items in other comprehensive income, the new standard did not have a material impact on the consolidated financial statements.

Amendments to IAS 19 Employee Benefits

The amendments require the following:

•	Recognition of actuarial gains and losses immediately in other comprehensive income

•	Full recognition of past service costs immediately in profit or loss

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

•	Recognition of expected return on plan assets in profit or loss to be calculated based on the rate used to discount the defined benefit obligation

•

Additional disclosures that explain the characteristics of the entity’s defined benefit plans and risks associated with the plans, as well as disclosures that describe how defined benefit plans may affect the amount, timing and uncertainty of future cash flows, and details of any asset-liability match strategies used to manage risks.

The amendments also impact termination benefits, which would now be recognized at the earlier of when the entity recognizes costs for a restructuring within the scope of IAS 37 Provisions, and when the entity can no longer withdraw the offer of the termination benefits.

The Company adopted the amendments in its financial statements for the annual period beginning on January 1, 2013. The amendments to IAS 19 did not have a material impact on the consolidated financial statements.

Amendments to IFRS 7, Offsetting Financial Assets and Liabilities

IFRS 7 has been amended to include additional disclosure requirements for financial assets and liabilities that can be offset in the statement of financial position.

The Company adopted the amendments to IFRS 7 in its interim and annual financial statements beginning on January 1, 2013. The adoption did not have an impact on the consolidated financial statements.

(u) New standards and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are not yet effective for the year ending December 31, 2013 and have not been applied in preparing these consolidated financial statements. The relevant standards are listed below:

IFRS 9 Financial Instruments

IFRS 9 replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement, on the classification and measurement of financial assets. The Standard eliminates the existing IAS 39 categories of held to maturity, available-for-sale and loans and receivable.

Financial assets will be classified into one of two categories on initial recognition:

•	financial assets measured at amortized cost; or

•	financial assets measured at fair value.

Gains and losses on remeasurement of financial assets measured at fair value will be recognized in profit or loss, except that for an investment in an equity instrument which is not held-for-trading, IFRS 9 provides, on initial recognition, an irrevocable election to present all fair value changes from the investment in other comprehensive income (OCI). The election is available on an individual share-by-share basis. Amounts presented in OCI will not be reclassified to profit or loss at a later date. IFRS 9 also includes a new general hedge accounting standard which will align hedge accounting more closely with risk management.

The mandatory effective date is not yet determined, however, early adoption of the new standard is still permitted. The Company does not intend to adopt IFRS 9 in its financial statements for the annual period beginning on January 1, 2014.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Amendments to IAS 32, Offsetting Financial Assets and Liabilities

IAS 32 has been amended to include additional presentation requirements for financial assets and liabilities that can be offset in the statement of financial position. Amendments to IAS 32 are effective for periods beginning on or after January 1, 2014 with early adoption permitted.

The Company intends to adopt the amendments to IAS 32 in its consolidated financial statements for the annual period beginning January 1, 2014. The Company does not expect the amendments to have a material impact on its financial statements.

Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36)

In May 2013, the IASB issued Recoverable Amount Disclosures for Non-Financial Assets (Amendments to IAS 36). The amendments apply retrospectively for annual periods beginning on or after January 1, 2014. The IASB has issued amendments to reverse the unintended requirement in IFRS 13 Fair Value Measurement to disclose the recoverable amount of every cash-generating unit to which significant goodwill or indefinite-lived intangible assets have been allocated. Under the amendments, recoverable amount is required to be disclosed only when an impairment loss has been recognized or reversed. The Company intends to adopt the amendments in its financial statements for the annual period beginning on January 1, 2014. As the amendments impact certain disclosure requirements only, the Company does not expect the amendments to have a material impact on the financial statements.

4. Business acquisitions

(a) On December 31, 2013, the Company acquired 100% of the shares of Total Specific Solutions B.V. (“TSS”) for aggregate cash consideration of $341,560. Pursuant to the terms of the purchase and sale agreement and preliminary agreed upon terms sheets, Constellation and the sellers of TSS are currently negotiating in good faith to reach agreement on a shareholders agreement pursuant to which the sellers and members of TSS’ executive management team could acquire a significant minority stake in TSS. The total transaction fees associated with the acquisition of TSS was $1,000. The transaction fees were expensed in professional fees in the consolidated statement of income.

TSS primarily operates in the healthcare and government markets and is a software business similar to existing businesses operated by the Company. The acquisition has been accounted for using the acquisition method with the results of operations included in these consolidated financial statements from the date of the acquisition. TSS has been included in the Public reportable segment.

The goodwill recognized in connection with this acquisition is primarily attributable to the application of Constellation’s best practices to improve the operations of TSS, synergies with existing businesses of Constellation, and other intangibles that do not qualify for separate recognition including assembled workforce. Goodwill in the amount of $43,040 is expected to be deductible for income tax purposes.

The gross contractual amounts of acquired receivables was $20,988; however the Company has recorded an allowance of $1,456 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity and timing of the acquisition, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisition. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

The impact of acquisition accounting applied on a provisional basis in connection with the acquisition of TSS is as follows:

Assets acquired:
Cash	$31,312
Accounts receivable	19,532
Other current assets	16,249
Property and equipment	12,201
Technology assets	124,312
Customer assets	195,760
Trademarks	8,673

408,039
Liabilities assumed:
Current liabilities	60,360
Deferred revenue	13,586
Deferred income taxes	81,708
Other non-current liabilities	4,925

160,579
Goodwill	94,100

Total consideration	$341,560

(b) On May 31, 2013, the Company acquired 100% of the shares of QuadraMed Corporation (“QuadraMed”) for aggregate cash consideration of $76,731 plus cash holdbacks of $8,250. The cash holdback is payable over one year and will be adjusted, as necessary, for claims under the representations and warranties of the purchase and sale agreement.

QuadraMed operates in the healthcare market and is a software business similar to existing businesses operated by the Company. The acquisition has been accounted for using the acquisition method with the results of operations included in these consolidated financial statements from the date of the acquisition. QuadraMed has been included in the Public reportable segment.

The goodwill recognized in connection with this acquisition is primarily attributable to the application of Constellation’s best practices to improve the operations of QuadraMed, synergies with existing businesses of Constellation, and other intangibles that do not qualify for separate recognition including assembled workforce. The goodwill is not deductible for income tax purposes.

The gross contractual amounts of acquired receivables was $28,118; however the Company has recorded an allowance of $5,283 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

Due to the complexity and timing of the acquisition, the Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisition. The amounts determined on a

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

provisional basis generally relate to net asset assessments and measurement of the assumed liabilities, including acquired contract liabilities. During the year, the Company made certain changes to the provisional amounts estimated at June 30, 2013. The changes to the net assets acquired primarily relate to a reduction in accounts receivable of $3,102 a reduction in other current assets of $8,330, an increase to technology assets of $19,869, an increase to customer relationship assets of $4,266, a reduction in backlog of $7,390, a reduction in deferred revenue of $20,261, a reduction in deferred income taxes of $6,089 and a reduction in goodwill of $31,703.

The impact of acquisition accounting applied on a provisional basis in connection with the acquisition of QuadraMed is as follows:

Assets acquired:
Cash	$7,222
Accounts receivable	22,835
Other current assets	10,384
Property and equipment	1,273
Other non-current assets	1,909
Technology assets	59,813
Customer assets	38,114
Backlog	477

142,027
Liabilities assumed:
Current liabilities	16,054
Deferred revenue (i)	24,724
Deferred income taxes	24,672

65,450
Goodwill	8,404

Total consideration	$84,981

(i)	Includes acquired contract liabilities of $8,831.

(c) During the year ended December 31, 2013, the Company closed twenty-eight additional acquisitions for aggregate cash consideration of $139,373 plus cash holdbacks of $18,793 and contingent consideration with an estimated fair value of $3,889 resulting in total consideration of $162,055. The contingent consideration is payable on the achievement of certain financial targets in the post-acquisition period. The obligation for contingent consideration for acquisitions during the period ended December 31, 2013 has been recorded at its estimated fair value at the various acquisition dates. The estimated fair value of the applicable contingent consideration is calculated using the weighted probability of the expected contingent consideration to be paid and inclusion of a discount rate as appropriate. As part of these arrangements, which included both maximum, or capped, and unlimited contingent consideration amounts, the estimated increase to the initial consideration is not expected to exceed a maximum of $10,974. Aggregate contingent consideration of $18,452 (December 31, 2012 - $15,209) has been reported in the statement of financial position at its estimated fair value relating to applicable acquisitions completed in the current and prior periods. Changes made to the estimated fair value of contingent

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

consideration are included in other expenses, net in the statements of income. A charge of $263 has been recorded for the year ended December 31, 2013 (credit of $973 for the year ended December 31, 2012).

Of the twenty-eight acquisitions, the Company acquired 100% of the shares of eighteen businesses and acquired the net assets of the other ten businesses. The cash holdbacks are payable over periods ranging from six months to two years and are adjusted, as necessary, for such items as working capital or net tangible asset assessments and claims under the respective representations and warranties of the purchase and sale agreements.

The acquisitions during the period include software companies catering to the following markets; health clubs, healthcare, event management, metal service centres, local government, window manufacturers, transit, school administration, insurance, and radiology & laboratory information systems markets, agri-business, public safety, retail management and distribution, ride share, electric utility, food services, association management, tire distribution, salons and spas, and school special library information systems all of which are software businesses similar to existing businesses operated by the Company. The acquisitions have been accounted for using the acquisition method with the results of operations included in these consolidated financial statements from the date of each acquisition. Twelve of the acquisitions have been included in the Private reportable segment and sixteen have been included in the Public reportable segment.

The goodwill recognized in connection with these acquisitions is primarily attributable to the application of Constellation’s best practices to improve the operations of the companies acquired, synergies with existing businesses of Constellation, and other intangibles that do not qualify for separate recognition including assembled workforce. Goodwill in the amount of $10,957 is expected to be deductible for income tax purposes.

A bargain purchase gain totalling $8,111 arose on one of the acquisitions because the fair value of the separately identifiable assets and liabilities exceeded the total consideration paid, principally due to the acquisition of certain assets that will benefit the Company that had limited value to the seller. The bargain purchase gain has been recorded in profit or loss in the consolidated statement of income.

The gross contractual amounts of acquired receivables was $26,017; however the Company has recorded an allowance of $1,712 as part of the acquisition accounting to reflect contractual cash flows that are not expected to be collected.

The Company is in the process of determining and finalizing the estimated fair value of the net assets acquired as part of the acquisitions that were completed during 2013. The amounts determined on a provisional basis generally relate to net asset assessments and measurement of the assumed liabilities, including acquired contract liabilities. During the three month period ended June 30, 2013, the Company reduced the estimated cash flows expected to be collected in respect of an acquired other receivable by $2,300 related to an acquisition that closed in the first quarter of fiscal 2013. Subsequently during the year ended December 31, 2013, the Company reversed the provision relating to the other receivable as a result of an agreement that was reached with the seller and the subsequent cash collection of the other receivable in October 2013.

The aggregate impact of acquisition accounting applied on a provisional basis in connection with business acquisitions in the period is as follows:

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

	Public Sector	Private Sector	Consolidated
Assets acquired:
Cash	$6,283	$11,752	$18,035
Accounts receivable	6,437	17,868	24,305
Other current assets	6,541	5,673	12,214
Property and equipment	897	1,935	2,832
Other non-current assets	4,242	33	4,275
Deferred income taxes	6,293	666	6,959
Technology assets	28,033	73,883	101,916
Customer assets	10,191	27,896	38,087
Backlog	45	1,111	1,156

	68,962	140,817	209,779
Liabilities assumed:
Current liabilities	9,113	16,004	25,117
Deferred revenue (i)	14,781	12,851	27,632
Deferred income taxes	1,350	10,737	12,087
Other non-current liabilities	423	—	423

	25,667	39,592	65,259
Goodwill	2,064	23,582	25,646
Excess of fair value of net assets acquired	(8,111)	—	(8,111)
over consideration paid

Total consideration	$37,248	$124,807	$162,055

(i)	Includes acquired contract liabilities of $4,401.

(d) The 2013 business acquisitions contributed revenue and net income of $176,001 and $1,070 during the year ended December 31, 2013. Revenue and net income amounts from acquisitions included in the Public sector were $101,178 and $9,560, respectively. Revenue and net loss amounts from acquisitions included in the Private sector were $74,823 and $8,490, respectively. If these acquisitions had occurred on January 1, 2013, management estimates that consolidated revenue would have been $1,570,856 and consolidated net income for the year ended December 31, 2013 would have been $68,959 as compared to the amounts reported in the statement of comprehensive income for the same period. In determining these amounts, management has assumed that the fair values of the net assets acquired that were estimated and accounted for on the dates of acquisition would have been the same as if the acquisitions had occurred on January 1, 2013. The net income from acquisitions includes the associated amortization of acquired intangible assets recognized as if the acquisitions had occurred on January 1, 2013.

5. Equity security available-for-sale

At December 31, 2013, the Company held an investment in one (December 31, 2012 – one) public company listed in the U.S., which develops and sells software solutions. The investment has been designated as available-for-sale. The Company sold 100% of two investments during the year ended December 31, 2012 for cash consideration totalling $34,977 and an aggregate gain on sale of $21,735 was recognized in profit or loss.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

	December 31, 2013		December 31, 2012
	Cost	Fair Value	Cost	Fair Value
Common shares	$300	$780	$300	$470

6. Inventories

	December 31, 2013	December 31, 2012
Raw materials	$4,877	$12,533
Work in progress	912	268
Finished goods	15,356	5,938

Total	$21,145	$18,739

No inventories were carried at fair value less cost to sell, and the carrying amount of inventories subject to retention of title clauses was nil as at December 31, 2013 and 2012.

Raw materials and changes in finished goods and work in progress recognized as hardware expenses in the statements of income amounted to $68,383 (2012: $58,673). The write-down of inventories to net realizable value amounted to $1,150 (2012: $1,477). The reversal of write-downs amounted to $1,225 (2012: nil). Write-downs and reversals of write-downs are based on the Company’s projected sales. The write-down and reversal are included in hardware expenses.

7. Other assets and liabilities

(a) Other assets

	December 31, 2013	December 31, 2012
Prepaid assets	$40,814	$19,961
Investment tax credits recoverable	11,178	3,726
Acquired contract assets	2,046	1,586
Sales tax receivable	5,777	414
Other receivables	7,346	3,491

Total current assets	$67,161	$29,178

Investment tax credits recoverable	$10,900	$8,316
Non-current trade and other receivables	11,235	9,013
Equity accounted investees (i)	13,886	13,456
Acquired contract assets	150	319

Total non-current assets	$36,171	$31,104

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

(i) Equity accounted investees

The Company’s share of net income in its investments currently being accounted for as equity investees was $780 (2012: loss of $839). Dividends received for the year totalled $348 (2012: $240). The carrying value of the Company’s investment in the equity accounted investee as at December 31, 2013 was $13,886 (December 31, 2012 - $13,456).

(b) Other liabilities

	December 31, 2013	December 31, 2012
Contingent consideration	$15,810	$12,175
Acquired contract liabilities	8,934	10,444
Other non-current liabilities	21,122	23,459

Total non-current liabilities	$45,866	$46,078

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

8. Property and equipment

	Computer	Computer	Furniture and	Leasehold
	hardware	software	equipment	improvements	Building	Total
Cost
Balance at January 1, 2012	$25,760	$12,967	$11,216	$6,175	$1,958	$58,076
Additions	2,221	2,030	1,335	514	—	6,100
Acquisitions through business combinations	2,869	180	1,800	105	3,170	8,124
Disposals / retirements	(1,297)	(93)	(328)	(164)	(250)	(2,132)
Effect of movements in foreign exchange	222	191	267	47	120	847

Balance at December 31, 2012	$29,775	$15,275	$14,290	$6,677	$4,998	$71,015

Balance at January 1, 2013	$29,775	$15,275	$14,290	$6,677	$4,998	$71,015
Additions	4,326	1,592	2,985	2,197	—	11,100
Acquisitions through business combinations	7,224	2,674	3,447	2,604	—	15,948
Disposals / retirements	(3,671)	(1,621)	(792)	(607)	(1,439)	(8,130)
Effect of movements in foreign exchange	178	15	(17)	(54)	(42)	80

Balance at December 31, 2013	$37,832	$17,935	$19,913	$10,817	$3,517	$90,013

Depreciation and impairment losses
Balance at January 1, 2012	$20,241	$11,638	$8,224	$3,314	$68	$43,485
Depreciation charge for the year	3,386	1,902	1,466	754	135	7,643
Disposals / retirements	(1,297)	(93)	(328)	(164)	(83)	(1,965)
Effect of movements in foreign exchange	165	150	210	17	10	552

Balance at December 31, 2012	$22,495	$13,597	$9,572	$3,921	$130	$49,715

Balance at January 1, 2013	$22,495	$13,597	$9,572	$3,921	$130	$49,715
Depreciation charge for the year	4,781	2,189	1,949	918	107	9,944
Disposals / retirements	(3,304)	(1,137)	(515)	(482)	(108)	(5,547)
Effect of movements in foreign exchange	(79)	14	(20)	(25)	(6)	(116)

Balance at December 31, 2013	$23,893	$14,663	$10,986	$4,332	$123	$53,996

Carrying amounts:
At January 1, 2012	$5,519	$1,329	$2,992	$2,861	$1,890	$14,591
At December 31, 2012	$7,280	$1,678	$4,718	$2,756	$4,868	$21,300
At January 1, 2013	$7,280	$1,678	$4,718	$2,756	$4,868	$21,300
At December 31, 2013	$13,939	$3,272	$8,927	$6,485	$3,394	$36,017

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

9. Intangible assets and goodwill

				Non-
	Technology	Customer		compete
	Assets	Assets	Backlog	agreements	Trademarks	Goodwill	Total
Cost
Balance at January 1, 2012	$370,212	$133,149	$12,977	$2,685	$—	$59,491	$578,514
Acquisitions through business combinations	134,570	49,345	1,764	—	—	31,076	216,755
Effect of movements in foreign exchange	3,267	593	57	41	—	658	4,616

Balance at December 31, 2012	$508,049	$183,087	$14,798	$2,726	$—	$91,225	$799,885

Balance at January 1, 2013	$508,049	$183,087	$14,798	$2,726	$—	$91,225	$799,885
Acquisitions through business combinations	285,715	274,736	1,659	—	8,673	129,411	700,194
Effect of movements in foreign exchange	(1,940)	(1,105)	56	(42)	—	333	(2,698)

Balance at December 31, 2013	$791,824	$456,718	$16,513	$2,684	$8,673	$220,969	$1,497,381

Accumulated amortization and impairment losses
Balance at January 1, 2012	$225,112	$70,208	$12,973	$2,429	$—	$—	$310,722
Amortization for the year	60,172	24,205	565	200	—	—	85,142
Impairment charge	—	—	—	—	—	—	—
Effect of movements in foreign exchange	1,235	357	60	14	—	—	1,666

Balance at December 31, 2012	$286,519	$94,770	$13,598	$2,643	$—	$—	$397,530

Balance at January 1, 2013	$286,519	$94,770	$13,598	$2,643	$—	$—	$397,530
Amortization for the year	86,677	30,239	2,145	83	—	—	119,144
Impairment charge	—	—	—	—	—	—	—
Effect of movements in foreign exchange	(704)	(264)	55	(42)	—	—	(955)

Balance at December 31, 2013	$372,492	$124,745	$15,798	$2,684	$—	$—	$515,719

Carrying amounts
At January 1, 2012	$145,100	$62,941	$4	$256	$—	$59,491	$267,792
At December 31, 2012	$221,530	$88,317	$1,200	$83	$—	$91,225	$402,355
At January 1, 2013	$221,530	$88,317	$1,200	$83	$—	$91,225	$402,355
At December 31, 2013	$419,332	$331,973	$715	$—	$8,673	$220,969	$981,662

Impairment testing for cash-generating units containing goodwill

The annual impairment test of goodwill was performed as of December 31, 2013 and 2012 and did not result in any impairment loss. For the purpose of impairment testing, goodwill is allocated to the Company’s business units included in each operating segment, which represent the lowest level within the Company at which goodwill is monitored for internal management purposes, which is not higher than the Company’s operating segments. There was no goodwill reallocated to the Company’s business units that was deemed to be significant in comparison to the carrying amount of goodwill as at December 31, 2013.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

10. Bank indebtedness

On March 13, 2012, Constellation entered into a credit facility with a syndicate of Canadian chartered banks and U.S. banks in the amount of $300,000 (December 31, 2012 - $300,000). The revolving line-of-credit bears a variable interest rate and is due in full on February 29, 2016 with no fixed repayments required over the term to maturity. Interest rates are calculated at prime or LIBOR plus interest rate spreads based on a leverage table that considers Constellation’s indebtedness at that time. The line-of-credit is secured by a general security agreement covering the majority of Constellation’s and its subsidiaries’ present and future real and personal property, assets and undertaking, including all shares, partnership interests and other equity interests held in the capital of any other company; and is subject to various debt covenants. As at December 31, 2013, $149,200 (December 31, 2012 – $46,000) had been drawn from this credit facility, and letters of credit totaling $5,000 (December 31, 2012 - $280) were issued, which limits the borrowing capacity on a dollar-for-dollar basis. The Company has elected to present the amounts drawn under the revolving facility as a current liability on the basis that it will be repaid by the Company using cash flows from operations generated in the following year. Transaction costs associated with the line-of-credit were included as part of the carrying amount of the liability and are being amortized through profit or loss using the effective interest rate method. Amortized costs recognized in the twelve month period ended December 31, 2013 relating to this line-of-credit amounted to $516 (December 31, 2012 - $433). As at December 31, 2013, the carrying amount of such costs totaling $1,125 (December 31, 2012 - $1,644) has been classified as part of bank indebtedness in the consolidated statement of financial position.

On December 6, 2013, Constellation amended the credit facility to facilitate the acquisition of Total Specific Solutions B.V. (“TSS”). A new one year $350,000 term facility was added solely for the purposes of funding the TSS acquisition and related expenses (the “TSS Facility”). The TSS Facility is non-amortizing and bears interest at a rate calculated at US prime or LIBOR plus interest rate spreads based on a leverage table consistent with the spreads applicable to Constellation’s credit facility. The TSS Facility is subject to the existing security requirements of the credit facility, which includes security covering the majority of Constellation’s and its subsidiaries’ present and future real and personal property, assets and undertakings, and is subject to various debt covenants. As at December 31, 2013, $329,438 had been drawn from the TSS Facility and the unused balance of the TSS Facility was cancelled. Transaction costs associated with the TSS Facility were included as part of the carrying amount of the liability and are being amortized through profit or loss using the effective interest rate method. As at December 31, 2013, the carrying amount of such costs totaling $343 has been classified as part of bank indebtedness in the consolidated statement of financial position.

11. Provisions

At January 1, 2013	$6,396
Reversal	(817)
Provisions recorded during the period	9,523
Provisions used during the period	(3,299)
Effect of movements in foreign exchange	156

At December 31, 2013	$11,959

The provisions balance is comprised of various individual provisions for onerous contracts and other estimated liabilities of the Company of uncertain timing or amount.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

12. Income taxes

(a) Tax recognized in profit or loss

	2013	2012
Tax recognized in profit or loss
Current tax expense (recovery)
Current year	$22,065	$23,324
Adjustment for prior years	463	302

	22,528	23,626

Deferred tax expense (recovery)
Origination and reversal of temporary differences	1,656	4,120
Effect of change in future tax rates	(342)	(3,259)
Change in recognized temporary differences and unrecognized tax losses	3,005	(3,035)
Recognition of previously unrecognized losses	(1,732)	(3,402)

	2,587	(5,576)

Total tax expense (recovery)	25,115	18,050

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

(b) Reconciliation of effective tax rate

	2013	2012
Net income for the year	$93,135	$92,632
Total tax expense	25,115	18,050

Net income before tax	118,250	110,682

Income tax expense using the Company’s statutory tax rate of 26.5% (2012 - 26.5%)	31,337	29,331
Impact on taxes from:
Foreign tax rate differential	(5,297)	(2,824)
Other, including non deductible expenses and non taxable income	(2,319)	945
Change in recognized temporary differences and unrecognized tax losses	3,005	(3,043)
Effect of change in future tax rates	(342)	(3,259)
Recognition of prior year tax losses	(1,732)	(3,402)
Under (over) provisions in prior years	463	302

	25,115	18,050

13. Deferred tax assets and liabilities

(a) Unrecognized deferred tax liabilities

The aggregate amount of temporary differences associated with investments in subsidiaries for which we have not recognized deferred tax liabilities is $261,192 (2012: $165,599) as the Company ultimately controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseeable future. The temporary differences relate to undistributed earnings of that Company’s subsidiaries. Dividends declared would be subject to withholding tax in the range of 0-5% depending on the jurisdiction of the subsidiary.

(b) Unrecognized deferred tax assets

	2013	2012
Deductible temporary differences, including capital losses	$22,517	$20,697
Non capital tax losses	$76,186	$15,876

$58,885 of the non-capital tax losses expire between 2014 and 2034 and $17,301 can be carried forward indefinitely. Included in the non-capital tax losses expiring between 2014 and 2034 is $27,900 of losses that are not expected to be used to offset future taxable profit as a result of legislative restrictions in the jurisdiction where those losses exist. The deductible temporary differences and capital losses do not expire under current tax legislation. Deferred tax assets have not been recognized in respect of those items because it is not probable that future taxable profit will be available in those jurisdictions against which the Company can utilize these benefits.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

(c) Recognized deferred tax assets and liabilities

	Assets		Liabilities		Net
	2013	2012	2013	2012	2013	2012
Property, plant and equipment	11,493	20,528	(1,078)	(1,972)	10,415	18,556
Intangible assets	55,142	76,265	(136,383)	(42,037)	(81,241)	34,228
Reserves	8,688	4,191	—	—	8,688	4,191
Non capital loss carryforwards	17,284	13,991	—	—	17,284	13,991
SR&ED expenditure pool	6,766	1,712	—	(2,774)	6,766	(1,062)
Deferred revenue	1,350	2,327	—	—	1,350	2,327
Foreign and other tax credits	655	1,439	(5,382)	—	(4,727)	1,439
Contract asset	912	2,856	—	—	912	2,856
Other, including capital losses	1,905	3,193	(2,459)	(4,695)	(554)	(1,502)

Tax assets (liabilities)	104,195	126,503	(145,302)	(51,479)	(41,107)	75,024
Reclassification	(32,522)	(22,196)	32,522	22,196

Net tax assets (liabilities)	71,673	104,307	(112,780)	(29,283)	(41,107)	75,024

This reclassification relates to the offsetting of deferred tax assets and deferred tax liabilities to the extent that they relate to the same taxing authorities and there is a legally enforceable right to do so.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

(d) Movement in deferred tax balances during the year

				Acquired in		Balance
	Balance January	Recognized in	Recognized in other	business		December 31,
	1, 2013	profit or loss	comprehensive income	combinations	Other	2013
Property, plant and equipment	18,556	(8,142)	—	—	1	10,415
Intangible assets	34,228	16,700	—	(132,169)	—	(81,241)
Reserves	4,191	(1,277)	—	5,774	—	8,688
Non-capital loss carryforwards	13,991	(8,262)	—	11,555	—	17,284
SR&ED expenditure pool	(1,062)	3,699	—	4,129	—	6,766
Deferred revenue	2,327	(977)	—	—	—	1,350
Tax credits	1,439	(5,085)	—	(1,081)	—	(4,727)
Contract asset	2,856	(1,944)	—	—	—	912
Other, including capital losses	(1,502)	2,701	—	380	(2,133)	(554)

	75,024	(2,587)	—	(111,412)	(2,132)	(41,107)

				Acquired in		Balance
	Balance January	Recognized in	Recognized in other	business		December 31,
	1, 2012	profit or loss	comprehensive income	combinations	Other	2012
Property, plant and equipment	(485)	19,041	—	—	—	18,556
Intangible assets	70,377	(15,166)	—	(20,983)	—	34,228
Reserves	2,649	1,542	—	—	—	4,191
Non-capital loss carryforwards	5,365	7,362	—	1,264	—	13,991
SR&ED expenditure pool	1,171	(2,233)	—	—	—	(1,062)
Deferred revenue	1,678	649	—	—	—	2,327
Tax credits	2,207	(768)	—	—	—	1,439
Contract asset	3,320	(464)	—	—	—	2,856
Other, including capital losses	2,118	(4,387)	1,114	—	(347)	(1,502)

	88,400	5,576	1,114	(19,719)	(347)	75,024

14. Capital and other components of equity

Capital Stock

At December 31, 2013 and December 31, 2012, the authorized share capital of Constellation consisted of an unlimited number of voting common shares and a limited number of non-voting preferred shares.

	Common Shares
	Number	Amount
December 31, 2012	21,191,530	$99,283
December 31, 2013	21,191,530	$99,283

Accumulated other comprehensive income (loss)

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Accumulated other comprehensive income (loss) is comprised of the following separate components of equity:

Cumulative translation account

The cumulative translation account comprises all foreign currency differences arising from the translation of the financial statements of foreign operations, as well as foreign exchange gains and losses arising from monetary items that form part of the net investment in the foreign operation.

Amounts related to available-for-sale financial assets

Available-for-sale differences comprise the cumulative net change in the fair value of available-for-sale financial assets until the investments are sold/derecognized or impaired.

Dividends

During the year ended December 31, 2013 the Board of Directors approved and the Company declared dividends of $4.00 per common share. A dividend of $1.00 per common share representing $21,192 was paid and settled on April 4, 2013, a second dividend of $1.00 per common share representing $21,192 was paid and settled on July 3, 2013, a third dividend of $1.00 per common share representing $21,192 was paid and settled on October 3, 2013, and a fourth dividend of $1.00 per common share representing $21,192 was accrued as at December 31, 2013 and subsequently paid and settled on January 3, 2014.

15. Revenue

The Company sub-classifies revenue within the following components: license revenue, professional services revenue, hardware and other revenue, and maintenance and other recurring revenue. Software license revenue is comprised of license fees charged for the use of software products licensed under multiple-year or perpetual arrangements in which the fair value of maintenance and/or professional service fees are determinable. Professional service revenue consists of fees charged for implementation services, custom programming, product training and consulting. Hardware and other revenue includes the resale of third party hardware as part of customized solutions, as well as sales of hardware assembled internally and the reimbursement of travel costs. Maintenance and other recurring revenue primarily consists of fees charged for customer support on software products post-delivery and also includes recurring fees derived from combined software/support contracts, transaction revenues, managed services, and hosted products.

	Year ended December 31,
	2013	2012
License revenue	$101,666	$72,407
Professional services revenue	256,749	197,150
Hardware and other revenue	127,886	111,359
Maintenance and other recurring revenue	724,475	510,310

Total	$1,210,776	$891,226

Revenues from the application of contract accounting are typically allocated to license revenue, professional service revenue and hardware and other revenue based on their relative fair values when the amount recognized in the period is determined using the percentage of completion method under contract accounting. During the year ended December 31, 2013 $273,742 (December 31, 2012 - $208,563) of contract revenue was recognized.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

16. Finance income and finance costs

	Year ended December 31,
	2013	2012
Gain on sale of available-for-sale financial assets transferred from other comprehensive income	$—	$(21,735)
Gain on sale of non-current assets	(369)	(321)
Other finance income	(672)	(1,122)
Finance income	$(1,041)	$(23,178)

Interest expense on bank indebtedness	$3,385	$1,589

Amortization of debt related transaction costs	516	1,077
Other finance costs	3,223	1,335

Finance costs	$7,124	$4,001

The Company enters into forward foreign exchange contracts from time to time with the objective of mitigating volatility in profit or loss in respect of financial liabilities. During the period, the Company purchased contracts of this nature totaling approximately $59,895 (2012 - $56,000). At December 31, 2013 a single contract remains unsettled with a value of $19,343 (2012 - $19,000) and the Company has recorded its fair value at December 31, 2013 based on foreign exchange rates relative to the stated rate in the contract. The fair value loss through profit or loss of $179 (2012 - $233) has been recorded as part of finance costs. The contract was settled on January 2, 2014.

17. Earnings per share

Basic and diluted earnings per share

	Year ended December 31,
	2013	2012
Numerator:
Net income	$93,135	$92,632
Denominator:
Basic and diluted shares outstanding	21,192	21,192
Earnings (loss) per share
Basic and diluted	$4.39	$4.37

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

18. Capital risk management

The Company’s objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of organic growth combined with strategic acquisitions and to provide returns to its shareholders. The Company manages its capital with the objective of ensuring that there are adequate capital resources while maximizing the return to shareholders through the optimization of the debt and equity balance. The capital structure of the Company consists of cash, credit facilities and components of shareholders’ equity including retained earnings and capital stock.

The Company is subject to certain covenants on its credit facilities. The covenants include a leverage ratio and an interest coverage ratio, as well as a minimum level of earnings for entities over which the lenders have security. The Company monitors the ratios on a quarterly basis. Other than the covenants required for the credit facilities, the Company is not subject to any externally imposed capital requirements.

The Board of Directors determine if and when dividends should be declared and paid based on all relevant circumstances, including the desirability of financing further growth of the Company and its financial position at the relevant time. The Board of Directors has adopted a policy to pay quarterly dividends, which commenced in 2012. Constellation intends to declare a regular quarterly dividend to allow shareholders to participate in its free cash flow, while retaining sufficient capital to invest in acquisitions and organic growth. There is no guarantee that dividends will continue to be declared and paid in the future.

The Company makes adjustments to its capital structure in light of general economic conditions, the risk characteristics of the underlying assets and the Company’s working capital requirements. In order to maintain or adjust its capital structure, the Company, upon approval from its Board of Directors, may increase or decrease dividends, increase or decrease the line of credit or undertake other activities as deemed appropriate under the specific circumstances. The Board of Directors reviews and approves any material transactions not in the ordinary course of business, as well as significant acquisitions and other major investments above pre-determined quantitative thresholds.

19. Financial risk management and financial instruments

Overview

The Company is exposed to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives for growth. The main objectives of the Company’s risk management process are to ensure that risks are properly identified and that the capital base is adequate in relation to those risks. The principal financial risks to which the Company is exposed are described below.

Market risk

Market risk is the risk that changes in market prices, such as fluctuations in the equity prices of the Company’s publicly traded investments, foreign exchange rates and interest rates, will affect the Company’s income or the value of its financial instruments.

The Company manages risk related to fluctuations in the market prices of its publicly traded investments by regularly conducting financial reviews of publicly available information to ensure that any risks are within established levels of risk tolerance. The Company does not routinely engage in risk management practices such as hedging, derivatives or short selling with respect to its publicly traded investments.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

The Company is exposed to interest rate risk on the utilized portion of its line-of-credit and its term loan and does not currently hold any financial instruments that mitigate this risk. Management does not believe that the impact of interest rate fluctuations relative to the variable interest rate attached to the line-of-credit and the term loan and in consideration of the current and expected level of borrowings will be significant and, therefore, has not provided a sensitivity analysis of the impact of fluctuations on net and comprehensive income.

The Company operates internationally, giving rise to exposure to market risks from changes in foreign exchange rates which impact sales and purchases that are denominated in a currency other than the respective functional currencies of certain of its subsidiaries. The Company currently does not typically use derivative instruments to hedge its exposure to those risks. Most of the Company’s businesses are organized geographically so that many of its expenses are incurred in the same currency as its revenues thus mitigating some of its exposure to currency fluctuations.

The Company enters into forward foreign exchange contracts from time to time with the objective of mitigating volatility in profit or loss in respect of Canadian dollar monetary liabilities associated with the dividend payment. During the year, the Company purchased four contracts of this nature and has recorded the one unsettled contract at its fair value at December 31, 2013 based on foreign exchange rates relative to the stated rate in the contract. The fair value adjustment has been recorded in finance costs in net income.

Foreign currency sensitivity analysis:

Foreign currency risk arises on financial instruments that are denominated in a currency other than the functional currency in which they are measured. The Company’s primary exposure with respect to foreign currencies is at the parent company, through the Euro-denominated portion of the term loan (note 10). The balance of the Euro component of the term loan at December 31, 2013 is $192,738 (140,000 Euros). If there was a 1% strengthening of the Euro against the U.S. dollar, there would be a corresponding decrease in net income before tax of $1,927. There would be an equal and opposite impact if there was a 1% weakening of the Euro against the U.S. dollar.

Liquidity risk

Liquidity risk is the risk that the Company is not able to meet its financial obligations as they fall due or can do so only at excessive cost. The Company manages liquidity risk through the management of its capital structure and financial leverage, as outlined in note 18 to the consolidated financial statements. The Company’s growth is financed through a combination of cash flows from operations and borrowing under the existing credit facilities. One of management’s primary goals is to maintain an optimal level of liquidity through the active management of the assets and liabilities as well as the cash flows from operations. The details of the Company’s credit facilities are disclosed in note 10 to the consolidated financial statements. As at December 31, 2013, available credit in respect of the Company’s revolving line-of-credit was $145,800.

The majority of the Company’s financial liabilities recorded in accounts payable and accrued liabilities are due within 60 days. The Company also has payment processing liabilities which are settled within a few days of year-end. Included in cash is an equivalent cash balance of $11,155 that is held to settle these payment processing liabilities as they become due. Holdbacks payable related to business acquisitions are due within six months to two years.

Given the Company’s available liquid resources and credit capacity as compared to the timing of the payments of liabilities, management assesses the Company’s liquidity risk to be low.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Credit risk

Credit risk represents the financial loss that the Company would experience if a counterparty to a financial instrument, in which the Company has an amount owing from the counterparty failed to meet its obligations in accordance with the terms and conditions of its contracts with the Company. The carrying amount of the Company’s financial assets, including receivables from customers, represents the Company’s maximum credit exposure.

The majority of the accounts receivable balance relates to maintenance invoices to customers that have a history of payment. In addition, a large proportion of the Company’s accounts receivable is with public sector government agencies where the credit risk has historically been assessed to be low.

The maximum exposure to credit risk for accounts receivables at the reporting date by geographic region was:

	December 31,	December 31,
	2013	2012
United States	$113,697	$70,916
Canada	9,908	23,401
United Kingdom	14,139	12,139
Europe	47,857	14,614
Other	5,845	5,917

	$191,446	$126,987

The maximum exposure to credit risk for accounts receivable at the reporting date by reportable segment was:

	December 31,	December 31,
	2013	2012
Public	145,788	95,005
Private	45,658	31,982

	$191,446	$126,987

The aging of accounts receivables at the reporting date was:

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
Current
Gross	130,089	91,475
Impairment	(122)	—

Net	129,967	91,475
61-120 days
Gross	31,960	19,553
Impairment	(505)	(959)

Net	31,455	18,594
More than 120 days
Gross	38,980	24,528
Impairment	(8,956)	(7,610)

Net	30,024	16,918
Total accounts receivable
Gross	201,029	135,556
Impairment	(9,583)	(8,569)

Net	191,446	126,987

An allowance account for accounts receivable is used to record impairment losses unless the Company is satisfied that no recovery of the amount owing is possible; at which point the amounts are considered to be uncollectible and are written off against the specific accounts receivable amount attributable to a customer. The number of days outstanding of an individual receivable balance is the key indicator for determining whether an account is at risk of being impaired.

The movement in the allowance for impairment in respect of accounts receivable during the year ended:

	2013	2012
Balance at January 1	$8,569	$6,776
Impairment loss recognized	7,976	6,936
Impairment loss reversed	(4,007)	(3,198)
Amounts written off	(2,955)	(1,945)

Balance at December 31	$9,583	$8,569

There is no concentration of credit risk because of the Company’s diverse and disparate number of customers with individual receivables that are not significant to the Company on a consolidated basis. In addition the Company typically requires up front deposits from customers to protect against credit risk.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

The Company manages credit risk related to cash by maintaining the majority of the Company’s bank accounts with Schedule 1 banks.

In the ordinary course of business the Company and its subsidiaries have provided performance bonds and other guarantees for the completion of certain customer contracts. The Company has not experienced a loss to date and future losses are not anticipated; therefore, no liability has been recorded in the consolidated statements of financial position related to these types of indemnifications or guarantees at December 31, 2013.

Fair values versus carrying amounts

The carrying values of accounts receivable, accounts payable, accrued liabilities, the majority of acquisition holdbacks and bank debt, approximate their fair values due to the short-term nature of these instruments. Bank debt is subject to market interest rates.

The Company has capitalized transaction costs associated with its current line of credit. As a result at December 31, 2013, the fair value of the line of credit is $149,200 and the carrying value $148,075. (December 31, 2012: fair value $46,000, carrying value $44,356). The fair value of the term loan is $329,438 and the carrying value is $329,095.

The fair value of available-for-sale equity investment at the reporting date is determined by the quoted market value (note 5).

Fair value hierarchy

The table below analyzes financial instruments carried at fair value, by valuation method.

•	level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	level 2 inputs are inputs other than quoted prices included in level 1 that are observable for the asset or liability either directly (i.e. prices) or indirectly (i.e. derived from prices); and

•	level 3 inputs are inputs for the asset or liability that are not based on observable market data (i.e. unobservable inputs).

In the table below, the Company has segregated all financial assets and liabilities that are measured at fair value into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date. The Company has no financial assets or liabilities measured using level 2 inputs.

Financial assets and financial liabilities measured at fair value as at December 31, 2013 and December 31, 2012 in the financial statements are summarized below. The Company has no additional financial liabilities measured at fair value initially other than those recognized in connection with business combinations.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

	December 31, 2013			December 31, 2012
	Level 1	Level 3	Total	Level 1	Level 3	Total
Assets:
Equity securities	$780	$—	$780	$470	$—	$470

	$780	$—	$780	$470	$—	$470

Liabilities:
Contingent consideration	$—	$18,452	$18,452	$—	$15,209	$15,209
Foreign exchange forward contract	$179	$—	$179	$233	$—	$233

	$179	$18,452	$18,631	$233	$15,209	$15,442

There were no transfers of fair value measurements between level 1 and level 3 of the fair value hierarchy in the years ended December 31, 2013 and 2012.

The following table shows a reconciliation from the beginning balances to the ending balances for fair value measurements in Level 3 of the fair value hierarchy.

Balance at January 1, 2013	15,209
Increase from business acquisitions	3,889
Cash payments	(2,500)
Charges through profit or loss	1,965
Foreign exchange	(111)

Balance at December 31, 2013	18,452

Estimates of the fair value of contingent consideration is performed by the Company on a quarterly basis. Key unobservable inputs include revenue growth rates and the discount rates applied (8% to 11%). The estimated fair value increases as the annual growth rate increases and as the discount rate decreases and vice versa.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

20. Operating leases

The Company leases premises and certain equipment and automobiles under operating leases. The operating rental expense for the year ended December 31, 2013 was $23,151 (2012 - $16,472). The annual minimum lease commitments are as follows:

	December 31,	December 31,
	2013	2012
Less than 1 year	$38,306	$19,749
Between 1 and 5 years	79,740	37,488
More than 5 years	21,905	9,032

Total	$139,951	$66,269

21. Operating segments

Segment information is presented in respect of the Company’s business and geographical segments. The accounting policies of the segments are the same as those described in the significant accounting policies section of these consolidated financial statements.

Reportable segments

The Company has seven operating segments, which have been aggregated into two reportable segments in accordance with IFRS 8 Operating Segments. The Company‘s Public Sector segment develops and distributes software solutions primarily to government and government-related customers. The Company‘s Private Sector segment develops and distributes software solutions primarily to commercial customers.

The determination that the Company has two reportable segments is based primarily on the assessment that differences in economic cycles and procedures for securing contracts between our governmental clients and commercial, or private sector clients, are significant, thus warranting distinct segmented disclosures.

Corporate head office operating expenses are allocated to the Company’s segments based on the segment’s percentage of total consolidated revenue for the allocation period.

Intercompany expenses (income) represent Constellation head office management fees and intercompany interest charged to the reportable segments.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Year ended December 31, 2013	Public Sector	Private Sector	Other	Consolidated Total
Revenue	$832,223	$378,553	$—	$1,210,776
Expenses
Staff	438,388	205,284	—	643,672
Hardware	64,027	9,448	—	73,475
Third party licenses, maintenance and professional services	55,271	47,106	—	102,377
Occupancy	20,217	9,092	—	29,309
Travel	35,273	9,451	—	44,724
Telecommunications	9,428	4,780	—	14,208
Supplies	17,387	4,636	—	22,023
Professional fees	11,933	5,700	—	17,633
Other, net	10,803	8,790	—	19,593
Depreciation	7,095	2,809	40	9,944
Amortization of intangible assets	74,888	44,256	—	119,144

	744,710	351,352	40	1,096,102
Foreign exchange (gain) loss	(1,220)	164	288	(768)
Equity in net (income) loss of equity investees	—	—	(780)	(780)
Finance income	(577)	(418)	(46)	(1,041)
Bargain purchase gain	(8,111)	—	—	(8,111)
Finance costs	1,115	1,234	4,775	7,124
Inter-company expenses (income)	19,447	13,669	(33,116)	—

	10,654	14,649	(28,879)	(3,576)
Profit (loss) before income tax	76,859	12,552	28,839	118,250
Current income tax expense (recovery)	15,908	10,390	(3,770)	22,528
Deferred income tax expense (recovery)	3,818	(2,156)	925	2,587

Income tax expense (recovery)	19,726	8,234	(2,845)	25,115

Net income (loss)	57,133	4,318	31,684	93,135

December 31, 2013	Public Sector	Private Sector	Other	Consolidated Total
Current assets	310,258	83,759	18,164	412,181
Current liabilities	442,261	161,467	505,128	1,108,856

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

	Public	Private		Consolidated
Year ended December 31, 2012	Sector	Sector	Other	Total
Revenue	$635,991	$255,235	$—	$891,226
Expenses
Staff	331,027	138,650	—	469,677
Hardware	53,269	8,177	—	61,446
Third party licenses, maintenance and professional services	39,509	21,960	—	61,469
Occupancy	14,734	6,289	—	21,023
Travel	28,627	7,340	—	35,967
Telecommunications	7,258	3,738	—	10,996
Supplies	11,545	3,763	—	15,308
Professional fees	11,147	3,884	—	15,031
Other, net	7,548	6,810	—	14,358
Depreciation	5,389	1,867	387	7,643
Amortization of intangible assets	58,909	26,233	—	85,142

	568,962	228,711	387	798,060
Foreign exchange (gain) loss	2,339	(247)	(1,270)	822
Equity in net (income) loss of equity investees	—	—	839	839
Finance income	(1,394)	(109)	(21,675)	(23,178)
Finance costs	332	734	2,935	4,001
Inter-company expenses (income)	19,439	8,172	(27,611)	—

	20,716	8,550	(46,782)	(17,516)
Profit (loss) before income tax	46,313	17,974	46,395	110,682
Current income tax expense (recovery)	18,692	7,865	(2,931)	23,626
Deferred income tax expense (recovery)	(3,374)	(3,317)	1,115	(5,576)

Income tax expense (recovery)	15,318	4,548	(1,816)	18,050

Net income (loss)	30,995	13,426	48,211	92,632

	Public	Private		Consolidated
December 31, 2012	Sector	Sector	Other	Total
Current assets	179,512	58,938	15,163	253,613
Current liabilities	283,869	113,514	75,158	472,541

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Geographical segments

The public and private sector segments are managed on a worldwide basis, but operate in three principal geographical areas, Canada, USA, and UK/Europe.

In presenting information on the basis of geographical segments, segment revenue is based on the region in which the revenue is transacted and intellectual property is located. Segment assets are based on the geographic locations of the assets.

Year ended December 31, 2013	Canada	USA	UK/Europe	Other	Total
Revenue	$183,105	$740,199	$246,807	$40,665	$1,210,776
Non-current assets	99,171	406,541	568,647	51,164	1,125,523

Year ended December 31, 2012	Canada	USA	UK/Europe	Other	Total
Revenue	$172,171	$517,787	$172,081	$29,187	$891,226
Non-current assets	114,766	313,491	107,440	23,369	559,066

Major customers

No customer represents revenue in excess of 5% of total revenue in both years ended December 31, 2013 and 2012.

22. Contingencies

In the normal course of operations, the Company is subject to litigation and claims from time to time. The Company may also be subject to lawsuits, investigations and other claims, including environmental, labour, product, customer disputes and other matters. Management believes that adequate provisions have been recorded in the accounts where required. Although it is not always possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of such contingencies will not have a material adverse impact on the results of operations, financial position or liquidity of the Company.

On September 30, 2008, Constellation acquired certain assets and liabilities of Maximus Inc.’s Asset, Justice, and Education Solutions businesses (“MAJES”) including certain long-term contracts that contained contingent liabilities that the Company believed were unlikely to exceed $16,000 in the aggregate. The contingent liabilities related to liquidated damages contractually available to customers for breaches of contracts by MAJES and for estimated damages available to customers for breaches of such contracts by MAJES where such contracts did not contain specified penalties. The contingent liabilities represent the difference between the maximum financial liabilities potentially due to customers less the amounts accrued in connection with the contracts assumed on acquisition. Beginning in February 2011, MAXIMUS Inc. (“Maximus”) and a subsidiary of Constellation, as a result of receiving a letter from a customer, initiated the dispute resolution process under the customer’s contract. The customer alleged that the subsidiary of Constellation and Maximus failed to provide the services and products required to be delivered under the contract. In December 2012, the subsidiary of Constellation obtained a favorable arbitration ruling in the amount of $10,000 which was subsequently reduced in July 2013 to $6,000 by a court judgment. The July 2013 court ruling also resolved an additional claim filed by the customer alleging no

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

contract existed between the parties. In September 2013 the customer initiated the appeals process in relation to the July 2013 court ruling. The gains based on this ruling have been deemed to be contingent in nature and, accordingly, have not been recognized in the consolidated financial statements. The contract with the customer has a $9,000 limitation of liability clause that the Company believes applies to all claims.

In July 2012, a subsidiary of Constellation received a notice of reassessment for the 2004 taxation year from the Canadian tax authorities (“CRA”) which increased taxable income of the subsidiary by approximately $20,000 relating to a gain on the sale of property between entities under common control. As a result of the notice of reassessment, the CRA has determined that the subsidiary owes approximately $6,000 in federal tax and interest and approximately $5,000 in provincial tax and interest. In order to appeal the reassessment, the subsidiary paid $8,000 in September 2012 representing 50% of the amount owing from the federal reassessment and 100% of the amount owing from the provincial reassessment. At this stage, the Company believes the proposed reassessment is without merit and is challenging the reassessment. During the period, the Company filed an appeal with the Tax Court of Canada. The Company believes that it has adequately provided for the probable outcome in respect of this matter and as such no additional provision has been recorded in these financial statements during the period. There is no assurance, however, that the Company’s appeal will be successful and, if unsuccessful, the Company’s future financial results and tax expense could be adversely affected. The $8,000 payment made in September 2012 has been recorded in other non-current assets, representative of the deposit on account.

23. Guarantees

(a)

In the ordinary course of business the Company and its subsidiaries have provided performance bonds and other guarantees for the completion of certain customer contracts. The total obligations of the Company pursuant to such bonds and related contingencies total $49,219 (2012 - $38,279). No liability has been recorded in the consolidated financial statements.

(b)	As at December 31, 2013, in the normal course of business, the Company and its subsidiaries have outstanding letters of credit totalling $5,000 (2012 - $280).

(c)

In the normal course of business, some of the Company’s subsidiaries entered into lease agreements for facilities. As the joint lessees, the subsidiaries agree to indemnify the lessor for liabilities that may arise from the use of the leased facility. The maximum amount potentially payable under the foregoing indemnity cannot be reasonably estimated. The subsidiaries have liability insurance that relates to the indemnifications.

(d)

The Company and its subsidiaries have provided routine indemnifications to some of its customers against liability if the Company’s product infringes on a third party’s intellectual property rights. The maximum exposure from the indemnifications cannot be reasonably estimated.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

24. Changes in non-cash operating working capital

	Year ended
	December 31,
	2013	2012
Decrease (increase) in accounts receivable	$(5,737)	$(3,786)
Decrease (increase) in work in progress	(4,243)	(6,758)
Decrease (increase) in other current assets	(16,079)	4,215
Decrease (increase) in inventory	(45)	2,812
Decrease (increase) in non-current assets	244	(3,635)
Increase (decrease) in other non-current liabilities	708	(9,921)
Increase (decrease) increase in accounts payable and accrued liabilities, excluding holdbacks from acquisitions	23,157	4,707
Increase (decrease) in deferred revenue	3,081	(5,462)
Increase (decrease) in provisions	(567)	438

	$519	$(17,390)

25. Related parties

Key management personnel compensation

The key management personnel of the Company, inclusive of the operating segments, are the members of the Company’s executive management team at the Company operating segments and head office and Board of Directors, and control approximately 13% of the outstanding shares of Constellation.

	Years ended December 31,
	2013	2012
Salaries, bonus and employee benefits	$15,663	$13,087

Total	$15,663	$13,087

If terminated for other than just cause, each executive officer, is entitled to either up to 12 months prior written notice or payment in an amount equal to up to 12 months salary (or in the case of the Chief Operating Officer, 12 months total compensation) at the rate in effect at the time of his or her termination. There were no post-employment benefits, other long-term benefits, or share-based payments attributed to the key management personnel in 2013 and 2012.

26. Subsequent events

On March 6, 2014 the Company declared a $1.00 per share dividend that is payable on April 4, 2014 to all common shareholders of record at close of business on March 18, 2014.

CONSTELLATION SOFTWARE INC.

Notes to Consolidated Financial Statements

(In thousands of U.S. dollars, except per share amounts and as otherwise indicated)

Years ended December 31, 2013 and 2012

Subsequent to December 31, 2013, the Company acquired the net assets of three entities and acquired 100% of the shares of two additional entities for aggregate cash consideration of $13,548 on closing plus cash holdbacks of $1,347 and contingent consideration with an estimated fair value of $1,447 resulting in total consideration of $16,342. The contingent consideration is payable on the achievement of certain financial targets in the post-acquisition period. The business acquisitions include companies catering to the fitness, asset management, fleet and facility management, para transit operators and local government markets, and are all software companies similar to the existing business of the Company. Four of the businesses will be included in the Company’s Public Sector segment, and one in the Private Sector segment. Due to the complexity and timing of certain acquisitions completed subsequent to December 31, 2013, the Company is unable to provide additional disclosure as the accounting for these business combinations is incomplete.